NOBILIS INCREASES FIRST QUARTER REVENUE BY 35%

HOUSTON, TX– (Marketwired – May 10, 2016) – Nobilis Health Corp. (NYSE MKT:HLTH) (TSX:NHC) (“Nobilis” or the “Company”) today announced its financial results for the first quarter ended March 31, 2016. All dollar amounts are in United States currency unless otherwise stated; percentage calculations are based on the numbers in the financial statements and may not correspond to rounded figures presented in this release.

See the final page of this release for a reconciliation of all GAAP and non-GAAP financial results.

“In the first quarter of 2016, we increased revenue by $13.4 million, or 35%, to a record $51.3 million, driven by increased case flow and a higher average revenue per case. Similar to the first quarter of 2015, we recorded a negative bottom line, specifically a net loss of $5.0 million as compared to $4.5 million in the prior corresponding period,” said Harry Fleming, CEO of Nobilis. “In the first quarter, we invested heavily in new technology and infrastructure to support our forecasted growth in 2016, which impacted our bottom line. Additionally, we were still feeling the impact of significant legal and accounting expenses related to the October short attack,” said Fleming.

“We have reached another major milestone in the first quarter by introducing to our shareholders an entirely new initiative in Concertis. Concertis is led by Marissa Arreola, a former health law partner at Baker Donelson, and is focused on developing strategic payment relationships with major payers in efforts to constantly improve the patient experience, clinical outcomes and efficiency at each of our facilities.

I’d also like to take this opportunity to reiterate our original 2016 guidance of $320 million of revenue and $65 million of Adjusted EBITDA. As a reminder, this guidance includes organic growth on revenue and Adjusted EBITDA of 20% and 21%, respectively, from 2015. We expect that acquisitions will account for approximately $45 million and $14 million of guidance revenue and Adjusted EBITDA, respectively.”

Detailed information relating to the three months ended March 31, 2016 is available in our Management's Discussion and Analysis (MD&A) which may be accessed on our website www.NobilisHealth.com, www.SEC.gov, and www.Sedar.com.This information is not intended to provide a comprehensive comparison of financial results.

First Quarter 2016 Results

Total revenue for the three months ended March 31, 2016 increased $13.4 million, or 35%, to $51.3 million from $37.9 million in the prior corresponding period. Total case volume increased 458 cases, or 13%, to 3,974 cases from 3,516 cases in the prior corresponding period. Revenue per case increased to $12,036 in the first quarter of 2016 as a result of Nobilis’ ability to perform an increased number of higher acuity cases made possible by the Company’s purchase of 3 new hospitals in 2015.

The Company recorded a net loss of $5.0 million in the first quarter of 2016, as compared to a net loss of $4.5 million in the prior corresponding period, while net loss per basic common share remained at $0.07.

For the first quarter of 2016, the Company recorded Adjusted EBITDA of $0.4 million as compared to $4.4 million in the prior corresponding period. Add-backs consisted of $1.8 million of non-cash compensation, $0.4 million of deal costs, $1.8 million of non-recurring expenses and ($42,000) related to the change in fair value of warrant and stock option liabilities.

Total assets as of March 31, 2016 were $228.2 million, consisting primarily of $16.2 million of Cash, $74.2 million of Accounts Receivable, $44.8 million of Goodwill, $34.5 million of PP&E, $27.2 million of Deferred Tax Asset and $18.9 million of Intangibles.

Total liabilities as of March 31, 2016 were $88.7 million, consisting primarily of $21.2 million of Long Term Debt, $17.9 million of Accounts Payable and $14.4 million of Accrued Liabilities. Total Shareholders’ Equity was $129.2 million as of March 31, 2016.

To date, Nobilis has collected approximately 72% of its December 31, 2015 receivables and is on track in its collections.

Nobilis Board of Directors

On May 9, 2016 the Company’s board of directors (the “Board”) elected a fifth member, Donald Kramer, M.D., pursuant to its Articles. Dr. Kramer formerly served as Nobilis’ Chairman of the Board and CEO. Dr. Kramer has personally developed dozens of surgical centers throughout his 25 years of experience in healthcare.

Conference Call Information

Nobilis will host a conference call on Wednesday, May 11, 2016 at 8 a.m. CST to discuss its financial results for the first quarter of 2015. To participate in the conference call, please dial (855) 789-8159 in the US and Canada, and (631) 485-4889 internationally. Please enter passcode 6687475. There will be a livestream of the conference call available at: http://investors.nobilishealth.com/phoenix.zhtml?c=211156&p=irol-irhome.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Canadian and United States securities laws, including the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and may be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan” or “continue.” These forward-looking statements are based on current plans and expectations and are subject to a number of risks, uncertainties and other factors which could significantly affect current plans and expectations and our future financial condition and results. These factors, which could cause actual results, performance and achievements to differ materially from those anticipated, include, but are not limited to the risk that we may face challenges managing our new Marketing Segment and Concertis and may not realize anticipated benefits; our ability to successfully maintain effective internal controls over financial reporting; our ability to implement our business strategy, manage the growth in our business, and integrate acquired businesses; the risk of litigation and investigations, and liability claims for damages and other expenses not covered by insurance; the risk that payments from third-party payers, including government healthcare programs, may decrease or not increase as costs increase; adverse developments affecting the medical practices of our physician limited partners; our ability to maintain favorable relations with our physician limited partners; our ability to grow revenues by increasing case and procedure volume while maintaining profitability at the Nobilis Facilities; failure to timely or accurately bill for services; our ability to compete for physician partners, patients and strategic relationships; the risk of changes in patient volume and patient mix; the risk that laws and regulations that regulate payments for medical services made by government healthcare programs could cause our revenues to decrease; the risk that contracts are cancelled or not renewed or that we are not able to enter into additional contracts under terms that are acceptable to us; and the risk of potential decreases in our reimbursement rates. The foregoing are significant factors we think could cause our actual results to differ materially from expected results. However, there could be additional factors besides those listed herein that also could affect us in an adverse manner.

We have not undertaken any obligation to publicly update or revise any forward-looking statements. All of our forward-looking statements speak only as of the date of the document in which they are made or, if a date is specified, as of such date. Subject to an mandatory requirements of applicable law, we disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any changes in events, conditions, circumstances or information on which the forward-looking statement is based. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing factors and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on March 15, 2016, as updated by other filings with the Securities and Exchange Commission.

About Nobilis Health Corp.

Nobilis (www.NobilisHealth.com) is a full-service healthcare development and management company which currently owns or manages four surgical hospitals and five ASCs, partners with an additional thirty-three facilities throughout the country, and markets six independent brands. Deploying a unique patient acquisition strategy driven by direct-to-consumer marketing, Nobilis is focused on a specified set of procedures that are performed at our centers by local physicians.

NOBILIS HEALTH CORP.
CONSOLIDATED BALANCE SHEETS.
MARCH 31, 2016 AND DECEMBER 31, 2015
(In thousands)

	March 31, 2016	December 31, 2015
	(Unaudited)

Assets
Current Assets:
Cash	$16,224	$15,666
Trade accounts receivable, net	74,228	92,569
Medical supplies	3,897	4,493
Prepaid expenses and other current assets	6,006	2,789
Total current assets	100,355	115,517
Property and equipment, net	34,457	35,303
Intangible assets, net	18,934	19,619
Goodwill	44,833	44,833
Deferred tax asset	27,193	25,035
Other long-term assets	2,395	1,720
Total Assets	$228,167	$242,027
Liabilities and Shareholders' Equity
Current Liabilities:
Trade accounts payable	$17,851	$23,381
Accrued expenses	14,403	16,648
Current portion of warrant and stock option derivative liabilities	372	332
Current portion of long-term debt	1,243	1,243
Current portion of capital leases	5,455	5,193
Other current liabilities	5,325	5,025
Total current liabilities	44,649	51,822
Long-term capital leases, net of current portion	12,354	13,654
Lines of credit	3,500	3,000
Long-term debt, net of current portion	21,224	21,469
Warrant and stock option derivative liabilities, net of current portion	3,069	2,619
Other long-term liabilities	3,860	3,386
Total liabilities	88,656	95,950
Commitments and Contingencies (Note 25)
Contingently redeemable noncontrolling interest	10,359	12,225
Shareholders' Equity:
Common stock (no par value; authorized unlimited shares, 76,608,579 and 59,418,227 shares issued and outstanding, respectively)	-	-
Additional paid in capital	214,983	211,827
Accumulated deficit	(90,456)	(85,491)
Total shareholders’ equity attributable to Nobilis Health Corp.	124,527	126,336
Noncontrolling interests	4,625	7,516
Total shareholders' equity	129,152	133,852
Total Liabilities and Shareholders' Equity	$228,167	$242,027

NOBILIS HEALTH CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except earnings per share)
(Unaudited)

	Quarter ended March 31,
	2016	2015

Revenues:
Patient and net professional fees	$46,357	$35,058
Contracted marketing revenues	3,482	810
Factoring revenues	1,434	1,983
Total revenue	51,273	37,851
Operating expenses:
Salaries and benefits	12,577	7,644
Drugs and supplies	12,020	5,010
General and administrative	25,009	13,198
Bad debt expense	-	-
Depreciation and amortization	2,529	637
Facility operating expenses	52,135	26,489
Corporate costs:
Salaries and benefits	1,282	991
General and administrative	5,911	5,991
Legal expenses	1,585	471
Depreciation	54	26
Total corporate costs	8,832	7,479
Income from operations	(9,694)	3,883
Other (income) expense:
Change in fair value of warrant and stock option derivative liabilities	(42)	3,374
Interest expense	684	490
Other income, net	(1,654)	(148)
Total other (income) expense	(1,012)	3,716
(Loss) Income before income taxes and noncontrolling interests	(8,682)	167
Income tax expense	240	152
Income tax benefit	(2,158)	-
Net (loss) income	(6,764)	15
Net (loss) attributable to noncontrolling interests	(1,799)	4,497
Net (loss) attributable to Nobilis Health Corp.	$(4,965)	$(4,482)
Net (loss) per basic common share	$(0.07)	$(0.07)
Net (loss) per fully diluted common share	$(0.07)	$(0.07)
Weighted average shares outstanding (basic)	74,806,441	60,191,831
Weighted average shares outstanding (fully diluted)	74,806,441	60,191,831

	Quarter ended March 31,
	2016	2015

Revenues:
Patient and net professional fees	$46,357	$35,058
Contracted marketing revenues	3,482	810
Factoring revenues	1,434	1,983
Total revenue	51,273	37,851
Operating expenses:
Salaries and benefits	12,577	7,644
Drugs and supplies	12,020	5,010
General and administrative	25,009	13,198
Bad debt expense	-	-
Depreciation and amortization	2,529	637
Facility operating expenses	52,135	26,489
Corporate costs:
Salaries and benefits	1,282	991
General and administrative	5,911	5,991
Legal expenses	1,585	471
Depreciation	54	26
Total corporate costs	8,832	7,479
Income from operations	(9,694)	3,883
Other (income) expense:
Change in fair value of warrant and stock option derivative liabilities	(42)	3,374
Interest expense	684	490
Other income, net	(2,416)	(135)
Total other (income) expense	(1,774)	3,729
(Loss) Income before income taxes and noncontrolling interests	(7,920)	154
Income tax expense	240	152
Income tax benefit	(1,923)	-
Net (loss) income	(6,237)	2
Net (loss) attributable to noncontrolling interests	(1,799)	4,497
Net (loss) attributable to Nobilis Health Corp.	$(4,438)	$(4,495)
Net (loss) per basic common share	$(0.06)	$(0.07)
Net (loss) per fully diluted common share	$(0.06)	$(0.07)
Weighted average shares outstanding (basic)	74,806,441	60,191,831
Weighted average shares outstanding (fully diluted)	74,806,441	60,191,831

NOBILIS HEALTH CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands)

	Quarter ended March 31,
	2016	2015
Net (loss) attributable to Nobilis Health Corp.	$(4,965)	$(4,495)
Interest	684	490
Taxes	(1,918)	152
Depreciation	2,583	663
EBITDA	$(3,616)	$(3,190)

Non-cash compensation expenses	$1,836	$3,409
Deal Costs	364	818
Reverse Change in fair value of warrant and stock option liabilities	(42)	3,374
Non-recurring expenses	1,809	-
Adjusted EBITDA*	$351	$4,412

1 Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, non-cash compensation expenses, acquisition expenses, change in fair value of warrant and stock option liabilities, and one-time non-recurring expenses. Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA is an analytical indicator used by management and the health care industry to evaluate company performance, allocate resources and measure leverage and debt service capacity. Adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies. Net income attributable to Nobilis Health Corp. common shareholders is the financial measure calculated and presented in accordance with generally accepted accounting principles that is most comparable to Adjusted EBITDA as defined

Contact Information:

Kolin Ozonian
Vice President, Corporate Development
kozonian@nobilishealth.com
713-35